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                                                                   EXHIBIT 10.18

                              OFFICER'S CERTIFICATE


         I, the undersigned, do hereby certify and represent that:

         1. I am the duly elected Senior Vice President and Chief Business Officer of deCODE genetics, Inc., a Delaware Corporation.

         2. Pursuant to Rule 306(a) of Regulation S-T, the following exhibit
10.18 to deCODE genetics, Inc.'s Registration Statement on Form S-1 is a fair and accurate English translation of a document prepared in the Icelandic language.

         IN WITNESS WHEREOF, I have signed this Officer's Certificate in my capacity as Senior Vice President and Chief Business Officer of deCODE genetics, Inc. on this 7th day of March, 2000.


                  By:      /s/  Hannes T. Smarason
                           --------------------------

                  Name:    Hannes T. Smarason
                  Title:   Senior Vice President and Chief Business Officer



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                             [deCODE GENETICS LOGO]


                               EMPLOYMENT CONTRACT



DeCODE Genetics ehf. (Islensk erfdagreining ehf.), State Registration No. 691295-3549, of Lynghals 10, Reykjavik ("the Employer"), on the one hand, and

         Axel Nielsen                                  060665-3549
----------------------------------         -------------------------------------
       (Employee name)                            (identification number)

whose address is __________ Hrismoar 1___________________ (" the Employee") on the other hand enter into the following Employment Contract:



         1.  FIELD OF WORK.

         The Employee is hired to work as a/an ___VP of Finance, CFO____________
                                                      (job title, position)
         for the Employer.


         The workplace is the Employer's base of operations at Lynghals 1, Reykjavik, but if the Employer's base of operations in Reykjavik changes or increases in number, the Employee agrees to a change in his workplace.

         The Employee's work will involve financial management and he or she will work under the supervision of Kari Stefansson

         The Employer reserves the right to make changes in the Employee's projects or supervision if the Employer deems this necessary.



         2.  PERIOD OF EMPLOYMENT

         The Employee began work for the Employer on 2 June 1998. Termination of employment by either party shall be with one week's notice for the first three months of the employment period, which shall be a trial period. For the next three months following the trial period, the mutual notice period for termination shall be one month. After six months' work, the mutual notice period for termination shall be three months. At the completion of the trial period, termination shall be in writing and be based on the end of the month.






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         3.  JOB OBLIGATIONS

         The Employee pledges to do the work he undertakes with a sense of duty and diligence. While working for the Employer, the Employee may not, unless with the Employer's written consent, work at other jobs or participate in other employment that competes with the Employer's operations, or that can conflict in some other way with the Employee's work for the Employer.

         Upon termination of his employment, the Employee has a duty to turn over all documents and identification papers in his custody that pertain to the Employer.



         4.  WORKING HOURS

         The Employee's fixed working hours are from 9 o'clock to 5 o'clock Monday through Friday, unless otherwise agreed. The Employee shall also work other hours, if necessary, depending on to what extent the nature of his projects so require, unless urgent circumstances prevent his doing so. The days off are the holidays of the National Church, the First Day of Summer, 1 May, 17 June and the first Monday in August.

         If an urgent necessity comes up, the Employer can call the Employee to work at any time outside normal working hours.

         Mealtime, 30 minutes, shall be during the period 11:30 - 13:30 and is not counted as part of working hours. On regular workdays, there shall be two 15-minute coffee breaks, which are counted as part of working hours.

         During the period of employment, the Employer and Employee can agree on an arrangement of working hours other than the one above.



         5.  WAGES

         The Employee's fixed monthly wages are ISK .......................... .
         Payment for work done outside regular working hours and for any kind of work-related tasks is included in the above monthly wages.

         Wages shall be paid monthly on the last working day of each month.

         The wages stated above are complete remuneration for the work done by the Employee. In addition, the Employee is granted an option to buy a certain number of shares, pursuant to the attached agreement.

         Wages and other wage terms shall be re-examined every year, taking into consideration general wage changes and work results.

         The rights of the Employee to vacation and parental leave will be according to law.

         When the Employee has earned a full right to vacation by working for the Employer in the last vacation year, upon beginning his vacation or no later than 15 August each year, he shall receive a special lump-sum payment. This vacation supplement, based on full-time employment in the preceding vacation year, shall be ISK 8,400, or a





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         proportional amount of this sum if part-time work or a shorter period of work is involved. Vacation pay is not paid for vacation supplements.

         The Employee pays 4% of his total wages as a premium into a pension fund of his own choice, and the Employer pays 6% of the same amount.



         6. ACCIDENTS, ILLNESS AND INSURANCE

         In the event that the Employee has an accident at work, the Employer shall pay for getting the Employee home or to hospital and, for each instance, reimburse him for up to four weeks of normal, out-of-pocket medical expenses which are not covered by district health insurance or Social Security.

         In each instance of an accident at work or a work-related illness caused on the job or by it, or occurring during transport to and from the workplace, the Employer shall pay up to three months' wages according to the Employee's wage scale in effect when the accident or illness occurs, provided that per diem paid for these days by the State Social Security Institute and/or the district health insurance are paid to the Employer. The provisions of this paragraph shall not prejudice any additional rights the Employee may have under the law.

         Wage payments to the Employee during absences due to illness shall be arranged the first year so that two days are paid for each month worked. When the Employee has worked for the Employer for one year or longer, wage payments during absences due to illness shall be arranged as follows: After one year, two months for every 12 months. After five years of work for the Employer, four months for every 12 months, and after 10 years working for the Employer, six months for every 12 months.

         If an Employee becomes ill and for this reason cannot attend work, he shall immediately notify his superior, who shall decide whether a health certificate shall be provided. The certificate shall be from a consulting physician if so requested. The Employer shall pay for the health certificate if the above conditions are met.

         After the first month at work a parent shall, without any deduction from wages, be entitled to spend a total of seven workdays of every 12-month period in ministering to his sick children under the age of 13, provided that other care cannot be procured.

         The Employer shall insure the Employee against death and permanent or temporary disability caused by an accident while at work or while travelling a normal route between his home and the workplace.

         If, because of his work, the Employee has accommodations away from his home, the accommodations replace his home, but the insurance shall also cover normal trips between his home and these accommodations.

         Compensation for death will be (as of 1 Jan. 1998):

         1. If the deceased was not married and is not survived by a child and has not been supporting an aged parent 67 years of age or older, ISK 342,100.

         2. If the deceased was not married but is survived by a child (children) under 17 and/or has demonstrably supported an aged parent or parents (aged 67 or older), ISK 1,083,500.





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         3.  If the deceased was married, the compensation to the spouse shall be ISK 1,479,700.

         4. If the deceased is survived by a child (adopted child, foster child) under 17 years of age, for each child ISK 284,800.

         5. Compensation is paid under only one of sub-paragraphs no. 1, 2 or 3.

         In addition to sub-paragraphs 2 and 3, compensation may be paid under sub-paragraph 4.

         The beneficiaries of death compensation provisions are:

         1)  Legal heirs.

         2)  Relevant parties equally

         3)  Surviving spouse.

         4) Relevant children, but paid to surviving spouse if he/she is one of the parents, or to an executor and/or trustee.

         Compensation for permanent disability is paid in proportion to the insurance amount of ISK 2,589,000 so that each degree of disability from 26% to 50% is counted double, and each degree of disability from 51% to 100% works triple.

         For temporary disability, per diem benefits of ISK 5,884 is paid per week four weeks after the accident occurred and until the injured person becomes able to work, although for no more than 48 weeks. ISK 785 per week are added to the per diem for each child under the age of 17 that the injured person is supporting.

         The amounts of insurance will be reviewed twice a year, 1 January and 1 July, and increased in correspondence with changes in the cost-of-living index.

         The insurance goes into force as soon as the Employee begins work and expires as soon as he stops working.

         The policy terms of the insurance shall be the general policy terms in force for wage earner job accident insurance at the Association of Icelandic Insurance Companies at the time of signature of this Employment contract is.

         In the event that the Employer becomes liable for damages in respect of the Employee, accident compensation and per diem paid to the Employee under provisions of this Employment Contract shall be fully deductible from any damages that the Employer may be made to pay. While the payment of wages continues, per diem is paid to the Employer.



         7.  CONFIDENTIALITY

         The Employee fills a job involving responsibility and confidentiality for the Employer. He shall maintain the utmost confidentiality about whatever he has become aware of in his job regarding the Employer and the Employer's customers, and which can damage the interests of these parties. Due to the nature of his work, the Employee is under obligation to handle all information, documents and data to which he has access in his work with the utmost confidentiality. This confidentiality continues in force after termination of employment.





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         While the Employee works for the Employer and for one (1) year thereafter, the Employee shall not encourage any of the Employer's employees to leave the employment of the Employer.

         If the Employee quits working for the Employer, he undertakes not to accept work either directly or indirectly at competing companies or with other competing parties, or to start up or join such operations for at least two years after termination of employment.



         8.  PROPRIETARY INFORMATION AND INVENTIONS

         Concurrently with the signing of this Employment Contract, the Employer and Employee enter into an Agreement on Proprietary Information and Inventions. That agreement is deemed a premise for and part of this Employment Contract.



                             Reykjavik, 1 July 1998.

         Employee                             On behalf of DECODE GENETICS, EHF.



         Axel Nielsen [sign.]                 Olafur E. Fridriksson [sign.]



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